Exhibit 99.1

Amro Albanna (00:00):

Okay. Here we go. Welcome, everyone. Thank you for joining us in our weekly updates. We thought this would be a great idea for us to communicate with our stakeholders. I know there is so many things happening with Aditxt, and as we move forward, we want to make sure that we deploy whatever mechanisms we have to keep you updated on what’s going on, inclusive of answering some of the questions that we have been receiving from you.

(00:32):

With that said, Jeff, thank you again for agreeing to facilitate this call. And Saundra, very much appreciate you joining us. You’re going to be the star of the show today.

Saundra Pelletier, CEO, Evofem (00:41):

Thank you.

Amro Albanna (00:42):

And we would love to really get it started. So look, we’ve done these things a few times and I think it’s important for us to know that not everybody know who we are and what we do. And maybe we’ll start with you, Jeff, with a quick intro and we’ll take it from there.

Jeff Ramson, CEO PCG Advisory (00:58):

Sure, sure. Okay. So I’m Jeff Ramson. I’m the CEO of PCG Advisory, a long time associate of Amro’s and working very closely with Amro and the team at Aditxt on communications and making sure that we’re getting this ever expanding message out into the marketplace and to the right people in the right way.

Amro Albanna (01:18):

Great. Thank you, Jeff. Saundra?

Saundra Pelletier, CEO, Evofem (01:21):

I am Saundra Pelletier, the CEO of Evofem Biosciences. I have spent my entire career focused on women’s health, women from puberty through menopause. And really understanding what unmet needs exist, but then more importantly, how to provide solutions that will change the quality of life for women. So I’m really excited to be here today to talk more about that.

Amro Albanna (01:43):

Appreciate it, Saundra. And again, thank you for joining us. Look, we want to make sure that these weekly sessions are on point, informative, and productive. So what we’re going to discuss today is, number one, why Evofem? Why are we continuing to work together? Because I think that’s really important, before we get into all the tactics, special meetings, what we’re trying to do, ultimately, why is Saundra and her team interested in moving forward? Why I and my team are interested in moving forward.

(02:13):

And then we will share with you the status of where we are, the plan moving forward. And we’ll ask questions, some of the questions at least that came through. And Jeff, I know that obviously you receive questions every single day. You can fire away as we move forward.

(02:29):

So that said, let’s really begin with women’s health. What is the challenge with women’s health, Saundra? And why Evofem? And why you think Evofem is truly in a position to contribute to women’s health in a meaningful way?

Saundra Pelletier, CEO, Evofem (02:48):

So our mandate at Evofem has always been to be a global enterprise, really delivering on unmet needs. Recognizing that the US market is the most profitable, but also recognizing that there is a lot of money to be made ex-US, while still delivering for women. The bottom line is women don’t need more choices, we need better ones.

(03:10):

So just to start with Phexxi, our small little company was the only company that was willing to take the kind of risk to bring the only FDA-approved non-hormonal birth control to market that women use on demand. Let tell you why that matters. 23 million women will not use hormones. 23 million women include a lot of young women who say, “I am so worried about infertility. What is my ability to get pregnant going to be if I ingest a synthetic hormone in my body every single day?”

(03:42):

Women don’t have sex every day. COVID made women wake up and say, “I don’t feel as good as I should. I need to look at everything I’m ingesting in my body.” And I can tell you a lot of those women said, “It’s my hormonal birth control that’s making me not feel great.”

(03:57):

So we were the only company that was willing to say, “There’s 45 birth control pills on the market.” Women can get a synthetic hormone in a pill, in a patch, in an IUD. Well, what about something on demand, like men have had condoms? Phexxi is a true innovation.

(04:14):

Now, we wish more people knew about it. We launched during COVID. We’ve had a very, very difficult time building momentum because we’ve needed a growth partner, a strategic growth partner, which you’re going to hear more about today. That’s why we remain committed to our partnership with Aditxt.

(04:32):

Secondly, we were able to bring in a second FDA-approved product, SOLOSEC. SOLOSEC is for yet another unmet need, bacterial vaginosis and trichomoniasis. In the United States, 21 million women have BV, 3.7 million women have tric. Guess why SOLOSEC matters? It’s an innovation because it’s one and done. Women are being asked now to take something twice a day for seven to 14 days. When they are having pain, when they are having discharge, when they have the shame of these terrible, terrible situations, SOLOSEC is a packet of granules. You put it in applesauce, pudding, or yogurt and that’s it. It’s a silver bullet, one and done. Truly different, not another me too product in a crowded category.

(05:20):

So we have two FDA-approved products. The other thing that we care about is looking at what are these things that impact women. Endometriosis, it is absolutely debilitating. 6.5 million women in the US have endometriosis, but it is the number one cause of infertility. But the most significant thing is early detection not only slows the progression but can halt the progression. Another Aditxt company, Pearsanta, is developing this early detection test for endometriosis. It will be game-changing for women. It will continue to show physicians and women that Evofem is the kind of company that delivers real solutions that are better, not just me too things in crowded categories.

(06:08):

Big pharma should have leaned in and brought a product like Phexxi to market, but they didn’t because they thought there’s enough choices for women. We don’t need to do something hard like bring a brand new chemical entity to market. We’ll just deliver the same hormones in a different way.

(06:24):

So Aditxt has recognized that Evofem is willing to do hard things for the right reasons, and we’re very proud of that. A lot of people have taken their companies in other directions and shut their doors during COVID. We have shown that we are resilient, that we have grit, but partnership is what we need. So that’s why we’re excited today to have these two FDA-approved assets and a forthcoming other opportunity in our bank for endometriosis from Pearsanta.

Amro Albanna (06:52):

You certainly have been a fighter, Saundra. And I mean to reiterate what you said twice, look, you have an FDA product in the prevention category with Phexxi. You have an FDA-approved product in the treatment category with SOLOSEC. And soon, second half of this year, with what Pearsanta, our other Aditxt company, is working on with endometriosis, you will have another or a third product in the monitoring and diagnosis category.

(07:19):

So that said, the opportunity obviously is, in the US and globally, the opportunity exists for Evofem. It is the opportunity to impact millions of women all around the world. I think that’s a fair statement and that’s what we see.

(07:35):

And that really brings us to Aditxt as a model. Our model is to identify companies that are truly positioned to capture a global opportunity, to make impactful difference, to address some of our most pressing health challenges in the world. And once we identify the company, we bring them in and we become a strategic partner in whatever form, whatever factor that takes, that will become a strategic partner oriented by their growth. That’s our DNA, no pun intended. That’s what we want to see, that these innovative companies become successful, because their success will mean the success for all stakeholders. With the ultimate goal of launching them globally, such as an IPO listing, where they become independent out there in the world, similar to what we’re doing with Pearsanta.

(08:23):

And look, we are a small company ourselves and we have been fighting the battles along the way, especially the last couple years to three years. So that’s really why we’re here and that’s why we continue to work with Saundra and her team. And that’s why Jeff has been part of the journey and our team has been part of the journey throughout.

(08:41):

So let’s talk about where we are. I think our transaction was December 2023, I believe it was. So now it’s longer than a year and it’s been a long time, we know. We know it’s been a long time. But the fact that we’re both here on this call together, I hope should say a lot, that we’re still here, our team is still moving forward.

(09:04):

So let’s talk about the status. Right now, and obviously, Saundra, from your point of view, you can add whatever you see appropriate here. Number one, we currently have an existing agreement in place that basically the outside date was back end of January. The agreement continues to be in effect. And either company, either one of us can terminate the agreement. That’s the fact. It hasn’t been terminated. I haven’t done it, Saundra hasn’t done it. That’s why we’re still working together. But that’s the current status.

(09:45):

As we move forward, the question is what’s next? So given what we just shared with you as far as why Evofem, why women’s health, and why Aditxt, question is how do we move forward? And the best way to make it clear, the key, I believe, that must be addressed before we can move forward in a meaningful way, is we must address the senior creditor that Evofem has. That’s number one, right? We have to address it, we have to pay it off, we have to have someone else assume it. Whatever that is, it has to be addressed before we can work on other cap table related issues. And frankly, before we can even move forward with a special meeting. This is one of the primary reasons that special meeting isn’t the right time right now. We must address the right way for all stakeholders, including the senior creditor, we must address the senior note first. Saundra, is that a fair statement?

Saundra Pelletier, CEO, Evofem (10:53):

It’s incredibly fair. And look, this financial instrument is the reason Evofem has been held back, period. It is the reason. It has prevented us from taking in a great cost of capital from partners who have seen that we have been resilient, we have grown quarter over quarter with no investment capital for over two years. We have been able to build a cohesive team of people who understand how to move product forward even in the toughest situations.

(11:23):

But this party is not a strategic investor, okay? And that’s what we need. They’re not interested in the growth of the organization. They didn’t come into the organization to invest in women’s health and move this forward. They came in taking a financial instrument as an opportunistic move. But it has held us back in a way that has been paralyzing, plainly put, paralyzing. And once that is addressed and we can breathe, finally get this foot off of our neck, we’ll be able to continue to show meaningful growth forward. So yes, Amro, your points were poignant and accurate.

Amro Albanna (12:02):

Great. So that is number one. And again, look, we all want to do the right thing by all stakeholders, but this has to be addressed. Our plan after that is to obviously continue working with our other stakeholders that are non-common shareholders and also address the common shareholders through a special meeting. We do not have anything official right now, that Saundra and I are continuing to work together. In fact, last night we were going back and forth and some of the items that we need to address in order to figure out how we can address the common shareholders, the special meeting, again, starting with the senior, of course, the non-common, as well as ultimately, the vote that we need to secure from shareholders.

(12:44):

That’s the plan and we are continuing to be committed to this because again, the opportunity of making significant impact in the field of women’s health is there. And Evofem, starting with Saundra and her team, because frankly, Evofem would not exist without Saundra, and I can tell you that, would not, and would not exist without her team. And that’s why we’re here and that’s, again, our DNA. You can have all the assets in the world. If you don’t have the right leadership, if you don’t have the right individual who’s fighting along with their team to make it happen, ain’t going to happen. So that’s the plan and that’s where we are.

(13:24):

Jeff, I said a lot, Saundra said a lot. Anything that you want to throw at us here in the middle of this?

Jeff Ramson, CEO PCG Advisory (13:31):

No. Well, I think you’re covering everything, I think so far. I always like to take the point of view of investors, right? That’s my role. And I try to be objective about it, right? So it’s a very, very challenging situation to get it done, to get the deal done. So I think the types of questions we get every day are, how will we get that done, right? Because it does require quite a bit of capital. And I’ll start there and then I’ll follow up.

Amro Albanna (13:57):

Yep. That’s an important question, Jeff, definitely. Look, could we have raised... Well, I got to be... There are ways of raising, let’s say $15 million quickly, but that will also may not be in the best interest of Aditxt, its stakeholders, and other programs. So we all have to balance things to make sure that when we do something, we have to make sure that it’s still in the right way for all stakeholders.

(14:29):

Because I’ll take this opportunity to talk about Aditxt. The reason we’re even here, and the reason we have an opportunity with Evofem is because look at what Adimune is doing. And we just announced a couple of weeks ago that Adimune, with its ADI platform, the actual drug substance that you can touch and feel will be shipped this month. This address autoimmunity. Just like women’s health, imagine autoimmunity, to have the opportunity where we could potentially, we’re not there yet, but where we could potentially address autoimmunity without immunosuppressants or with minimal immunosuppressants. Adimune must continue to move forward.

(15:10):

Pearsanta, we’re talking about early cancer detection. That opportunity must move forward. Neurology and neuromonitoring, that opportunity must move forward. So it is a balance and it’s a matter of making sure that we figure out the best, most efficient way of raising that money to address the initial situation with the senior, all while both companies need working capital. Not a secret. We’re public. Right?

(15:38):

So is it debt? Is it hybrid of debt or equity? Is it equity? That is all part of the consideration as we move forward. So that’s part of the challenge, but it’s also part of the opportunity and how we make sure that we can address what’s required to move this transaction forward. It’s not in a vacuum.

Jeff Ramson, CEO PCG Advisory (16:04):

Got it. Yeah, so I think you’ve covered, you’re covering that status. Maybe talk a bit more about the vision of how you work together with Evofem.

Amro Albanna (16:15):

Yeah. So look, again, if you look at Evofem, they certainly have fought to get to where they are today. Stakeholders around the world, I would say, stakeholders, a few calls here and there, I always hear, “Yeah, we know Evofem.” So Saundra and team are well positioned to make that impact.

(16:42):

We’re not starting from scratch, certainly not. This is a company that again, the product is shipping, the product is commercial, revenues of $18 million. It’s real. If you’re not in business, you don’t appreciate how difficult it is to go from idea to real. Real product, real FDA approval, and real business.

(17:04):

So the question for us is, I see it as couple phases. One from here to closing, assuming we can close, I have to say that because you just don’t know. From here to closing, we would like to see Evofem with a cap table and cap structure aligned with their growth plans, number one. We would like to have a strong balance sheet for Evofem with no debt and working capital. And from there, we know that Evofem will charge forward on the prevention, on the monitoring, on the treatment, and off they go.

(17:51):

And look, as Saundra mentioned, Evofem can be a women’s health enterprise globally. Globally. Think about the opportunity, that’s what we see. So the next few months, we have to maneuver, we have to navigate, and we have to make sure we address the working capital. Because you still have to pay rent, you still have to pay expenses, you still have to pay for the products, all the things, and so does Aditxt.

(18:19):

Post-closing, assuming we close, post-closing, now our focus, as far as Evofem is concerned, growth. How can we support, whether it’s innovation, whether it’s operations, whether it’s business development, all that to position Evofem for growth? And then, as we speak, and I have no issue actually saying it publicly, look, I think Evofem is a public company and could be a strong candidate for being listed on a global exchange like NASDAQ and New York Stock Exchange. And that’s, frankly, the conversation we’ve been having. Right, Saundra? Is that another-

Saundra Pelletier, CEO, Evofem (18:57):

and just to add to that, when investors talk about raising the capital, look, one feather in our cap is that Evofem has revenue, net revenue of close to $20 million on one asset. Remember, we only launched our second FDA-approved asset in December of last year, so we’re going to start seeing revenue this year in 2025 on two assets. And imagine, we’ve had no growth capital.

(19:21):

Plus, think about this. We have two FDA-approved products. We’re going to have endometriosis in our bag in the second half of next year. So we’re going to have three products going into doctor’s offices. Okay? That is game changing.

(19:35):

So I know a lot of people say, “What’s taken so long? What’s taken so long?” I have to be candid. I actually think of it a little bit different. When companies are in our situation and we are vulnerable, we can either hold the nerve and make the right partnership work, or we can make a hasty decision that might not be the best for all of our stakeholders. So we have had a courtship with Aditxt that has helped us understand how we can really build this portfolio, right? Being one of Aditxt’s companies gives us access to not just endometriosis, the silent killer of women, a marker for ovarian cancer.

(20:17):

And by the way, when we identified the asset SOLOSEC, I called Amro and I said, “I have found a Tiffany box. It has been ignored, it has been buried, it is covered in dirt. It is a Tiffany box. I need your help.” Amro, Aditxt gave us the money to bring in this asset. And I said to him, “How much information do you want? I’ve done all this diligence.” I walked him through the whole thing and he said, “That’s enough. That’s enough. Based on what you’ve done, we will help you bring this in.”

(20:47):

Okay, that’s a growth partnership. That’s the kind of partnership this organization needs. Yes, maybe it’s taken a little longer, but frankly, I didn’t really want a shotgun wedding. This has been a courtship that I think is going to end in an incredibly mutually beneficial, positive outcome for everybody, our investors and women and a global footprint.

Amro Albanna (21:12):

Absolutely. Absolutely.

Saundra Pelletier, CEO, Evofem (21:16):

I can get away with saying stuff like that because I’m in women’s health. I can say shotgun wedding and stuff like that where probably other people might not be able to get away with it.

Amro Albanna (21:23):

No, well said. Yeah, so that’s... Jeff, again, you interface with investors and shareholders. And to your point, I think you heard me say this before, I work hard not to drink my own Kool-Aid. You are dealing with a team and entrepreneurs that understand that ultimately, ultimately it’s not about an IP, it’s not about an asset, it’s not even about working capital. Ultimately, are we delivering on our mission? Are we getting closer and closer to addressing autoimmunity? Are we getting closer and closer to detecting cancer early and saving millions of lives? Are we getting closer and closer for neuromonitoring where we could potentially have it in households and not having to go to advanced centers? Are we getting closer and closer to addressing women’s health? Are we getting closer and closer to addressing infectious diseases, starting with someone’s immune profile? That’s really what guides me every single hour as we do this.

(22:30):

And we’re here, Saundra’s here. A year and a quarter, and I’ll tell you it is no doubt, it is a challenge it and we’re still here.

(22:40):

So with that said, just on some of the things that we receive, reverse split. Reverse split, right? That’s been a topic, as you know. And we, as of January, when we put our proxy, we had 44, 45,000 shareholders globally. 44, 45,000 shareholders globally. Today, after what we’ve experienced this week, we probably have 50, 60,000 shareholders. I don’t know the number, but we have thousands of people around the world, and we get few relative to the number of shareholders.

(23:19):

Reverse split, for those few, reverse split is not something that we get up one day and say, “Boy, I can’t wait to do my reverse split.” Nobody does, at least not that I know of. No logical CEO would want to do a reverse split. I wish our stock was $100 or $200, but it wasn’t. Right before the reverse split, we were at two and a half cents. Two and a half cents, with a delisting warning from Nasdaq. We put it out, you delist from Nasdaq, it’s another challenge.

(23:58):

And I respect the fact that Saundra’s still here, still fighting the fight as an OTC company. It is tough. And if you don’t make it to OTC, you’re out of business. How many companies got delisted last year? 460, 470? You can look at the numbers. 2023, 450, some number. Reverse split is not a mission, it’s not a goal, it’s a necessity. We did our reverse split to make sure that we continue on Nasdaq. And Nasdaq is not my goal. Nasdaq is not my mission. Nasdaq is a tool to allow us to push forward on autoimmunity, where someday, someday we may have the opportunity to address psoriasis, type one diabetes, or even multiple sclerosis. Someday we may have the ability to early detect cancer and beyond. Someday Saundra’s products, not only in the US, globally, where you can fly somewhere and you see her product is being used by a young woman or a woman anywhere in the world.

(25:04):

Nasdaq reverse split is not a mission, it’s a necessity, it’s a tool. And I sincerely appreciate the shareholders that voted for it because it isn’t up to me completely. I put it up to the board and the board and I have to put it up for shareholders. And receiving votes from, when you have 45,000 shareholders isn’t an easy task. Not everybody voted, but you have to have quorum and you have to have more saying yes than no. And I am grateful for that confidence. And we are still here and we still have this call because of that.

(25:40):

And today, at least we’re looking at a stock that is not, at least, again, I want to use this word carefully, at least we have less risk of delisting, given the rules of Nasdaq. And we’re definitely in a much better shape than we were a week ago from Nasdaq point of view. And that’s where we are.

(26:04):

So everything we’re doing as a young company, as an early stage company, everything we’re doing, every decision I make is oriented by one fact. Is it advancing the missions that we have? Inclusive of Evofem, Saundra and her teams. So wanted to highlight that, Jeff, to make sure that people understand reverse splits is not a luxury, it’s not something that we wish to do.

Jeff Ramson, CEO PCG Advisory (26:33):

Yeah, no, I’m glad you brought that up. That is obviously one of the topics of questions that we get. A lot of people don’t understand it or feel a certain way about it. So I think you explained it very well. So I think you’ve covered pretty much what we tend to deal with every day individually with investors.

Amro Albanna (26:50):

Wonderful. Saundra, is there anything that you want to add, bring in, questions? Any-

Saundra Pelletier, CEO, Evofem (26:56):

No. To be honest, it’s been my pleasure to be here. I feel like this call was very needed. I think that the clarity we... I hope the clarity we have provided helps everybody understand why this partnership is critical, why it matters to Evofem, why it matters to Aditxt, and that we are grateful to have a partner that actually cares about the global mission. And I don’t care if that sounds ethereal, I don’t. We are going to generate revenue. We already are, right? More money, more mission.

(27:31):

Okay, I’m as capitalistic as they come. I want to deliver for shareholders. But at the end of the day, we also want to have a partnership that’s really trying to solve real problems. Because when we’re doing that, we behave more fanatically. We get up every single day and we do it with a passion and a focus that’s unstoppable. We’re not just doing widgets. I’m not the kind of person that would get out of bed and focus on a widget.

(27:56):

So I feel really great that we’ve aligned with you, frankly, who really understands there’s more to it than just here’s what’s written on paper. Right? So thank you for the opportunity to be here. I really appreciated it.

Amro Albanna (28:10):

Mutual, Saundra, and I appreciate your partnership and your friendship and everything we’re doing together in our teams. Thank you. And Jeff, anything else you want to add or?

Jeff Ramson, CEO PCG Advisory (28:19):

Just the only thing I want to add is that, look, this is part of an overall commitment to communicating, aside from the commitment I see in how both of you are building the business, which I think is extraordinary. I think the fact that you’re looking to communicate in a very transparent, open way on a regular basis is critical as well. So I just want to mention to everybody that we plan to do this weekly for a period of time. So other than that, I have no other questions.

Amro Albanna (28:45):

Yeah, absolutely, Jeff, this is going to be definitely an Aditxt weekly. We’ll bring in other topics and it will help us communicate and continue to answer questions. And thank you again, Jeff, to continue to agree to have these. Certainly, you bring a lot of value from so many perspectives to this conversation. So with that, thanks everybody and we will see you next week.

Jeff Ramson, CEO PCG Advisory (29:12):

Thank you.

Saundra Pelletier, CEO, Evofem (29:13):

Thank you.